Exhibit 99.1

Dorian LPG Ltd. Declares Irregular Cash Dividend of $0.65 Per Share

And Announces Second Quarter Fiscal Year 2026 Financial Results

Stamford, CT –November 6, 2025 – Dorian LPG Ltd. (NYSE: LPG) (the “Company,” “Dorian LPG,” “we,” “us,” and “our”), a leading owner and operator of modern very large gas carriers (“VLGCs”), today announced that its Board of Directors has declared an irregular cash dividend of $0.65 per share of the Company’s common stock, returning approximately $27.8 million of capital to shareholders and reported its financial results for the three months ended September 30, 2025. The dividend is payable on or about December 2, 2025 to all shareholders of record as of the close of business on November 17, 2025.

Key Recent Development

●	Declared an irregular dividend totaling approximately $27.8 million, or $0.65 per share, to be paid on or about December 2, 2025 to shareholders of record as of November 17, 2025.

Highlights for the Second Quarter Fiscal Year 2026

●	Revenues of $124.1 million.

●	Time Charter Equivalent (“TCE”)(1) rate per available day for our fleet of $53,725.

●	Net income of $55.4 million, or $1.30 earnings per diluted share (“EPS”), and adjusted net income(1) of $55.8 million, or $1.31 adjusted earnings per diluted share (“adjusted EPS”).(1)

●	Adjusted EBITDA(1) of $85.7 million.

●	Declared and paid an irregular cash dividend totaling $25.7 million in August 2025.

(1)	TCE, adjusted net income, adjusted EPS and adjusted EBITDA are non-U.S. GAAP measures. Refer to the reconciliation of revenues to TCE, net income to adjusted net income, EPS to adjusted EPS and net income to adjusted EBITDA included in this press release under the heading “Financial Information.”

John C. Hadjipateras, Chairman, President and Chief Executive Officer of the Company, commented, “Our Board declared an irregular dividend of $0.65 cents per share reflecting our commitment to delivering value to shareholders, maintaining a solid balance sheet, and our confidence in the fundamentals of the LPG market. Global Seaborne LPG volumes set a record last quarter. The freight market improved supported by record exports from the U.S. and the Middle East. As always, I acknowledge the contribution of the Dorian team, 460 of whom are at sea at any given time, for their professionalism and responsiveness during another quarter featuring volatility triggered by geopolitics.”

Second Quarter Fiscal Year 2026 Results Summary

Net income amounted to $55.4 million, or $1.30 per diluted share, for the three months ended September 30, 2025, compared to $9.4 million, or $0.22 per diluted share, for the three months ended September 30, 2024.

Adjusted net income amounted to $55.8 million, or $1.31 per diluted share, for the three months ended September 30, 2025, compared to adjusted net income of $15.0 million, or $0.35 per diluted share, for the three months ended September 30, 2024. Adjusted net income for the three months ended September 30, 2025 is calculated by adjusting net income for the same period to exclude an unrealized gain on derivative instruments of $0.4 million. Please refer to the reconciliation of net income to adjusted net income, which appears later in this press release.

The $40.8 million increase in adjusted net income for the three months ended September 30, 2025, compared to the three months ended September 30, 2024, is primarily attributable to (i) an increase of $41.7 million in revenues; (ii) decreases of $4.5 million in general and administrative expenses and $1.8 million in interest and finance costs, $0.6 million of which is due to increased capitalized interest; and (iii) a favorable change of $1.3 million in other gain/(loss), net; partially offset by increases of $3.8 million in charter hire expenses, $1.2 million in vessel operating expenses, $0.5 million in depreciation and amortization expenses, $0.2 million in voyage expenses; and decreases of $1.5 million in interest income and $1.2 million in realized gain on derivatives.

The TCE rate per available day for our fleet was $53,725 for the three months ended September 30, 2025, a 45.2% increase from $37,010 for the same period in the prior year. Please see footnote 7 to the table in “Financial Information” below for information related to how we calculate TCE.

Vessel operating expenses per vessel per calendar day increased to $10,705 for the three months ended September 30, 2025 compared to $10,114 in the same period in the prior year. Please see “Vessel Operating Expenses” below for more information.

Revenues

Revenues, which represent net pool revenues—related party, time charter revenues, and other revenues, net, were $124.1 million for the three months ended September 30, 2025, an increase of $41.7 million, or 50.5%, from $82.4 million for the three months ended September 30, 2024 primarily due to higher average TCE rates, which rose by $16,715 per available day from $37,010 for the three months ended September 30, 2024 to $53,725 for the three months ended September 30, 2025. The increase in TCE rates was primarily due to higher spot rates and lower bunker prices. The Baltic Exchange Liquid Petroleum Gas Index, an index published daily by the Baltic Exchange for the spot market rate for the benchmark Ras Tanura-Chiba route (expressed as U.S. dollars per metric ton), averaged $81.320 during the three months ended September 30, 2025 compared to an average of $52.049 during the three months ended September 30, 2024. The average price of very low sulfur fuel oil (expressed as U.S. dollars per metric ton) from Singapore and Fujairah decreased from $610 during the three months ended September 30, 2024, to $505 during the three months ended September 30, 2025. Additionally, available days for our fleet increased from 2,207 for the three months ended September 30, 2024 to 2,290 for the three months ended September 30, 2025, mainly driven by an increase in the number of vessels in our fleet, partially offset by a modest increase in off-hire days due to drydocking.

Vessel Operating Expenses

Vessel operating expenses were $20.7 million during the three months ended September 30, 2025, or $10,705 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time-period for the technically-managed vessels that were in our fleet and increased by $1.2 million, or 5.8% from $19.5 million for the three months ended September 30, 2024. The increase of $591 per vessel per calendar day, from $10,114 for the three months ended September 30, 2024 to $10,705 per vessel per calendar day for the three months ended September 30, 2025 was primarily the result of an increase per vessel per calendar day of non-capitalizable drydock-related operating expenses of $885. Excluding non-capitalizable drydock-related operating expenses, daily operating expenses decreased by $293, or 3.0%, from $9,767 for the three months ended September 30, 2024 to $9,474 for the three months ended September 30, 2025, mainly as a result of decreases in (i) spares and stores and (ii) repairs and maintenance costs.

General and Administrative Expenses

General and administrative expenses were $12.0 million for the three months ended September 30, 2025, a decrease of $4.5 million, or 27.0%, from $16.5 million for the three months ended September 30, 2024, driven by a decrease of $3.6 million in cash bonuses resulting from differences in the timing of the approvals of cash bonuses to certain employees, including the named executive officers, in the period ended September 30, 2024 when compared to the period ended September 30, 2025. Additionally, stock-based compensation fell by $1.1 million, partially offset by an increase of $0.2 million in other general and administrative expenses.

Interest and Finance Costs

Interest and finance costs amounted to $7.6 million for the three months ended September 30, 2025, a decrease of $1.8 million, or 19.5%, from $9.4 million for the three months ended September 30, 2024. The decrease of $1.8 million during this period was mainly due to (i) a reduction of $1.2 million in interest on our long-term debt and (ii) an increase of $0.6 million in capitalized interest. The decrease of $1.2 million in loan interest on our long-term debt was driven by a reduction of average indebtedness, excluding deferred financing fees, from $593.3 million for the three months ended September 30, 2024, to $539.9 million for the three months ended September 30, 2025, as well as a lower SOFR rate on the 2023 A&R Debt Facility during the three months ended September 30, 2025 when compared to the three months ended September 30, 2024.

Interest Income

Interest income amounted to $3.0 million for the three months ended September 30, 2025, compared to $4.5 million for the three months ended September 30, 2024. The decrease of $1.5 million is mainly attributable to (i) reduced interest rates over the periods presented, and (ii) moderately lower average cash balances for the three months ended September 30, 2025 when compared to the three months ended September 30, 2024.

Unrealized Loss on Derivatives

Unrealized loss on derivatives amounted to $0.4 million for the three months ended September 30, 2025, compared to a loss of $5.6 million for the three months ended September 30, 2024. The $5.2 million difference is primarily attributable to changes in forward SOFR yield curves and changes in notional amounts.

Realized Gain on Derivatives

Realized gain on derivatives amounted to $0.5 million for the three months ended September 30, 2025, compared to $1.7 million for the three months ended September 30, 2024. The unfavorable $1.2 million difference is primarily due to (i) the expiration of three interest rate swaps with a lower fixed rate than the interest rate swap that was in effect for the three months ended September 30, 2025 and (ii) changes in forward SOFR yield curves and notional amounts.

Fleet

The following table sets forth certain information regarding our fleet as of October 31, 2025.

					Scrubber		Time
	Capacity			ECO	Equipped		Charter-Out
	(Cbm)	Shipyard	Year Built	Vessel(1)	or Dual-Fuel	Employment	Expiration(2)
Dorian VLGCs
Captain John NP(3)	82,000	Hyundai	2007	—	—	Pool(5)	—
Comet	84,000	Hyundai	2014	X	S	Pool(5)	—
Corsair(4)	84,000	Hyundai	2014	X	S	Pool(5)	—
Corvette	84,000	Hyundai	2015	X	S	Pool(5)	—
Cougar(4)	84,000	Hyundai	2015	X	—	Pool(5)
Concorde	84,000	Hyundai	2015	X	S	Pool(5)	—
Cobra	84,000	Hyundai	2015	X	—	Pool(5)	—
Continental	84,000	Hyundai	2015	X	S	Pool(5)	—
Constitution	84,000	Hyundai	2015	X	S	Pool(5)	—
Commodore	84,000	Hyundai	2015	X	—	Pool-TCO(6)	Q3 2027
Cresques(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Constellation	84,000	Hyundai	2015	X	S	Pool(5)	—
Cheyenne	84,000	Hyundai	2015	X	S	Pool(5)	—
Clermont	84,000	Hyundai	2015	X	S	Pool-TCO(6)	Q4 2025
Cratis(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Chaparral(4)	84,000	Hyundai	2015	X	—	Pool(5)	—
Copernicus(4)	84,000	Hanwha Ocean	2015	X	S	Pool(5)	—
Commander	84,000	Hyundai	2015	X	S	Pool(5)	—
Challenger	84,000	Hyundai	2015	X	S	Pool-TCO(6)	Q3 2026
Caravelle(4)	84,000	Hyundai	2016	X	S	Pool(5)	—
Captain Markos(4)	84,000	Kawasaki	2023	X	DF	Pool(5)	—
Total	1,762,000

Time chartered-in VLGCs
Future Diamond(7)	80,876	Hyundai	2020	X	S	Pool(5)	—
HLS Citrine(8)	86,090	Hyundai	2023	X	DF	Pool(5)	—
HLS Diamond(9)	86,090	Hyundai	2023	X	DF	Pool(5)	—
Cristobal(10)	86,980	Hyundai	2023	X	DF	Pool(5)	—
Crystal Asteria(11)	84,229	Kawasaki	2021	X	DF	Pool(5)	—
BW Tokyo(12)	83,271	Mitsubishi	2009	—	—	Pool(5)	—

(1)	Represents vessels with very low revolutions per minute, long-stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(2)	Represents calendar year quarters.
(3)	Vessel was reflagged from the Bahamas to Madeira on December 2, 2024 to comply with EU regulations.
(4)	Operated pursuant to a bareboat chartering agreement.
(5)	“Pool” indicates that the vessel operates in the Helios Pool on a voyage charter with a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(6)	“Pool-TCO” indicates that the vessel is operated in the Helios Pool on a time charter out to a third party and we receive a portion of the pool profits calculated according to a formula based on the vessel’s pro rata performance in the pool.
(7)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2027.
(8)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(9)	Vessel has a Panamax beam and is currently time chartered-in to our fleet with an expiration during the first calendar quarter of 2030 and purchase options beginning in year seven.
(10)	Vessel has a Panamax beam and shaft generator and is currently time chartered-in to our fleet with an expiration during the third calendar quarter of 2030 and purchase options beginning in year seven.
(11)	Vessel is currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2026.
(12)	Vessel is currently time chartered-in to our fleet with an expiration during the second calendar quarter of 2028.

Market Outlook & Update

In the broader crude oil market, OPEC+ announced plans to increase production by gradually unwinding the voluntary output cuts implemented in 2023. Required production for July 2025 rose by 411,000 barrels per day (“b/d”) from June, followed by further adjustments of 548,000 b/d in August and 547,000 b/d in September. The increased crude oil production helped increase the availability of LPG for exports from the Middle East, in particular from Saudi Arabia where exports increased from 1.5 million metric tons (“MMT”) in the second calendar quarter of 2025 (“Q2 2025”) to over 2 MMT in the third calendar quarter of 2025 (“Q3 2025”).

LPG seaborne trade expanded in Q3 2025, supported by increased Middle Eastern exports as regional tensions eased compared to Q2 2025, and by higher U.S. exports amid strong NGL production, elevated inventories (above five-year averages), and additional terminal capacity. U.S. exports reached over 17 MMT in Q3 2025, approximately one MMT higher than in the first calendar quarter of 2025. The resulting rise in seaborne supply put downward pressure on delivered LPG prices. Average propane price spreads to Brent fell from 55% to 53% in Northwest Europe and from 63% to 61% in the Far East. In the U.S., propane prices declined from 51% to 44% of WTI compared to Q2 2025, though levels remained higher than those seen during the same period in 2024.

Geopolitical developments continued to shape both crude and LPG markets, with the U.S.–China relationship a key influence. The initial 90-day tariff truce for importing U.S. LPG into China was due to expire in August 2025, creating uncertainty in the lead-up to the deadline. Although the truce was ultimately extended, many market participants remained cautious. Chinese LPG imports totaled 9.9 MMT in Q3 2025, below the previous high of over 10 MMT recorded in 2024. The 10% import tariff continued to weigh on petrochemical economics in an already fragile environment marked by ethylene and propylene overcapacity.

Amid ongoing U.S.–China trade uncertainty, many Chinese buyers opted to source LPG from non-U.S. origins. According to data from China’s General Administration of Customs, January–August 2025 imports from the Middle East totaled nearly 12 MMT, compared with 10 MMT during the same period in 2024. In contrast, imports from the U.S. fell to 8.5 MMT from nearly 12 MMT a year earlier. These shifts in trade patterns have led to more cargo swaps and increased U.S. LPG flows to South Asian and Southeast Asian markets.

Petrochemical market dynamics also influenced LPG fundamentals through Q3 2025, as margins remained challenging for many operators. In the Far East, naphtha-based ethylene margins stayed negative, while LPG feedstock economics remained positive and favourable. However, several steam crackers were offline during the quarter, including a major propane-fed facility in China (two million metric tons per year import capacity) currently converting to ethane feedstock. In Northwest Europe, steam cracking margins outperformed those in Asia, with propane maintaining a significant cost advantage. Margins, however, deteriorated toward quarter-end as feedstock costs firmed while ethylene prices declined. Regional LPG demand was also affected by capacity rationalization, including partial plant idling in response to weak market conditions. For PDH operators, margins that had turned positive in Q2 2025 fell back into negative territory in Q3 2025, averaging –$9 per metric ton, reflecting persistent pressure on propylene economics.

VLGC freight rates strengthened in Q3 2025, with the Baltic Index averaging $81 per metric ton, up from $63 per metric ton in Q2 2025. The increase was partly driven by higher ton-mile demand, as cargo flows were redirected when Chinese importers opted for non-U.S. volumes, resulting in greater U.S.–India trade activity. Furthermore, a sudden spike in Panama Canal congestion absorbed capacity from the market and prompted fixing of vessels well in advance of the laycans. Despite the firming trend, freight levels were somewhat constrained by narrow global price spreads and arbitrage margins, which continued to adjust in response to geopolitical developments. One negative impact on the VLGC freight market was operators of tonnage assumed to control Chinese-related vessels (in anticipation of U.S. port service fees as part of USTR Section 301 regulations), as the operators priced freight from U.S. load ports prior the middle of October at discounts, while almost exclusively ballasting vessels to the Arabian Gulf to significantly add vessel supply.

During Q3 2025, the global VLGC fleet saw a moderate expansion with the delivery of five new vessels. An additional 109 VLGCs/VLACs, equivalent to roughly 9.8 million cbm of carrying capacity, are expected to be added to the global fleet by calendar year 2029. The average age of the global fleet is now approximately 11.1 years old. Currently, the VLGC/VLAC orderbook stands at approximately 26.7% of the global fleet.

The above market outlook update is based on information, data and estimates derived from industry sources available as of the date of this release, and there can be no assurances that such trends will continue or that anticipated developments in freight rates, export volumes, the VLGC orderbook or other market indicators will materialize. This information, data and estimates involve a number of assumptions and limitations, are subject to risks and uncertainties, and are subject to change based on various factors. You are cautioned not to give undue weight to such information, data and estimates. We have not independently verified any third-party information, verified that more recent information is not available and undertake no obligation to update this information unless legally obligated.

Seasonality

Liquefied gases are primarily used for industrial and domestic heating, as chemical and refinery feedstock, as transportation fuel and in agriculture. The LPG shipping market historically has been stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. Demand for our vessels therefore may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12-month time charter rates tend to smooth out these short-term fluctuations and recent LPG shipping market activity has not yielded the typical seasonal results. The increase in petrochemical industry buying has contributed to less marked seasonality than in the past, but there can no guarantee that this trend will continue. To the extent any of our time charters expire during the typically weaker fiscal quarters ending December 31 and March 31, it may not be possible to re-charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off-hire time for our vessels, which may adversely impact our business, financial condition and operating results.

Financial Information

The following table presents our selected financial data and other information for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except fleet data)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Statement of Operations Data
Revenues	$124,064,281	$82,433,480	$208,276,247	$196,786,522
Expenses
Voyage expenses	1,033,917	752,552	2,376,673	1,557,537
Charter hire expenses	13,714,116	9,851,068	24,436,027	20,496,208
Vessel operating expenses	20,682,956	19,539,916	42,594,562	40,020,195
Depreciation and amortization	17,921,869	17,370,662	36,301,016	34,541,648
General and administrative expenses	12,012,042	16,458,650	28,922,143	26,882,720
Total expenses	65,364,900	63,972,848	134,630,421	123,498,308
Other income—related parties	645,364	635,454	1,290,728	1,281,397
Operating income	59,344,745	19,096,086	74,936,554	74,569,611
Other income/(expenses)
Interest and finance costs	(7,599,108)	(9,438,273)	(15,313,905)	(18,956,703)
Interest income	2,996,777	4,461,174	5,840,223	8,189,681
Unrealized loss on derivatives	(381,658)	(5,583,238)	(1,565,499)	(6,004,865)
Realized gain on derivatives	528,095	1,654,119	1,067,524	3,371,368
Other gain/(loss), net	493,185	(761,263)	499,240	(452,347)
Total other expenses, net	(3,962,709)	(9,667,481)	(9,472,417)	(13,852,866)
Net income	$55,382,036	$9,428,605	$65,464,137	$60,716,745
Earnings per common share—basic	1.30	0.22	1.54	1.46
Earnings per common share—diluted	$1.30	$0.22	$1.53	$1.45
Financial Data
Adjusted EBITDA(1)	$85,718,472	$46,151,691	$124,296,808	$124,109,084
Fleet Data
Calendar days(2)	1,932	1,932	3,843	3,843
Time chartered-in days(3)	461	340	831	704
Available days(4)(5)	2,290	2,207	4,376	4,467
Average Daily Results
Time charter equivalent rate(5)(6)	$53,725	$37,010	$47,052	$43,705
Daily vessel operating expenses(7)	$10,705	$10,114	$11,084	$10,414

(1)

Adjusted EBITDA is an unaudited non-U.S. GAAP measure and represents net income/(loss) before interest and finance costs, unrealized (gain)/loss on derivatives, realized (gain)/loss on interest rate swaps, stock-based compensation expense, impairment, and depreciation and amortization and is used as a supplemental measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period and management makes business and resource-allocation decisions based on such comparisons. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income/(loss) between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income/(loss), operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income/(loss). Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore, might not be comparable with other companies.

The following table sets forth a reconciliation of net income to Adjusted EBITDA (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars)	September 30, 2025	September 30, 2024	September 30, 2026	September 30, 2024
Net income	$55,382,036	$9,428,605	$65,464,137	$60,716,745
Interest and finance costs	7,599,108	9,438,273	15,313,905	18,956,703
Unrealized (gain)/loss on derivatives	381,658	5,583,238	1,565,499	6,004,865
Realized gain on interest rate swaps	(528,095)	(1,667,809)	(1,067,524)	(3,385,058)
Stock-based compensation expense	4,961,896	5,998,722	6,719,775	7,274,181
Depreciation and amortization	17,921,869	17,370,662	36,301,016	34,541,648
Adjusted EBITDA	$85,718,472	$46,151,691	$124,296,808	$124,109,084

(2)	We define calendar days as the total number of days in a period during which each vessel in our fleet was owned or operated pursuant to a bareboat charter. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(3)	We define time chartered-in days as the aggregate number of days in a period during which we time chartered-in vessels from third parties excluding off-hire days. Time chartered-in days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of charter hire expenses that are recorded during that period.

(4)	We define available days as the sum of calendar days and time chartered-in days (collectively representing our commercially-managed vessels) less aggregate off hire days associated with both unscheduled and scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)	Time charter equivalent rate, or TCE rate, is a non-U.S. GAAP measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period to period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods and is a factor in management’s business decisions and is useful to investors in understanding our underlying performance and business trends. Our method of calculating TCE rate is to divide revenue net of voyage expenses by available days for the relevant time period, which may not be calculated the same by other companies. The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented.

The following table sets forth a reconciliation of revenues to TCE rate (unaudited) for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except available days)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Numerator:
Revenues	$124,064,281	$82,433,480	$208,276,247	$196,786,522
Voyage expenses	(1,033,917)	(752,552)	(2,376,673)	(1,557,537)
Time charter equivalent	$123,030,364	$81,680,928	$205,899,574	$195,228,985

Pool adjustment*	—	—	895,366	(2,050)
Time charter equivalent excluding pool adjustment*	$123,030,364	$81,680,928	$206,794,940	$195,226,935

Denominator:
Available days	2,290	2,207	4,376	4,467
TCE rate:
Time charter equivalent rate	$53,725	$37,010	$47,052	$43,705
TCE rate excluding pool adjustment*	$53,725	$37,010	$47,257	$43,704

*  Adjusted for the effects of reallocations of pool profits in accordance with the pool participation agreements primarily resulting from the actual speed and consumption performance of the vessels operating in the Helios Pool exceeding the originally estimated speed and consumption levels.

(6)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

In addition to the results of operations presented in accordance with U.S. GAAP, we provide adjusted net income and adjusted EPS. We believe that adjusted net income and adjusted EPS are useful to investors in understanding our underlying performance and business trends. Adjusted net income and adjusted EPS are not a measurement of financial performance or liquidity under U.S. GAAP; therefore, these non-U.S. GAAP measures should not be considered as an alternative or substitute for U.S. GAAP. The following table reconciles net income and EPS to adjusted net income and adjusted EPS, respectively, for the periods presented:

	Three months ended		Six months ended
(in U.S. dollars, except share data)	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net income	$55,382,036	$9,428,605	$65,464,137	$60,716,745
Unrealized loss on derivatives	381,658	5,583,238	1,565,499	6,004,865
Adjusted net income	$55,763,694	$15,011,843	$67,029,636	$66,721,610

Earnings per common share—diluted	$1.30	$0.22	$1.53	$1.45
Unrealized loss on derivatives	0.01	0.13	0.03	0.14
Adjusted earnings per common share—diluted	$1.31	$0.35	$1.56	$1.59

The following table presents our unaudited balance sheets as of the dates presented:

	As of	As of
	September 30, 2025	March 31, 2025
Assets
Current assets
Cash and cash equivalents	$268,302,758	$316,877,584
Trade receivables, net and accrued revenues	2,425,518	1,356,827
Due from related parties	89,632,474	48,090,301
Inventories	2,387,957	2,508,684
Prepaid expenses and other current assets	19,118,893	13,523,008
Total current assets	381,867,600	382,356,404
Fixed assets
Vessels, net	1,118,135,047	1,149,806,782
Vessel under construction	51,875,781	37,274,863
Total fixed assets	1,170,010,828	1,187,081,645
Other non-current assets
Deferred charges, net	23,920,448	17,237,662
Derivative instruments	1,931,994	3,497,493
Due from related parties—non-current	27,500,000	26,400,000
Restricted cash—non-current	81,427	76,028
Operating lease right-of-use assets	172,040,379	159,212,010
Other non-current assets	2,806,099	2,799,038
Total assets	$1,780,158,775	$1,778,660,280
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$6,640,301	$11,549,950
Accrued expenses	4,363,434	5,387,465
Due to related parties	1,612,149	39,339
Deferred income	560,649	679,257
Current portion of long-term operating lease liabilities	47,208,465	34,808,203
Current portion of long-term debt	54,227,830	54,504,778
Dividends payable	386,186	915,150
Total current liabilities	114,999,014	107,884,142
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	472,188,449	498,773,969
Long-term operating lease liabilities	124,845,510	124,419,545
Other long-term liabilities	1,593,201	1,476,439
Total long-term liabilities	598,627,160	624,669,953
Total liabilities	713,626,174	732,554,095
Commitments and contingencies	—	—
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 54,609,290 and 54,324,437 shares issued, 42,838,114 and 42,747,720 shares outstanding (net of treasury stock), as of September 30, 2025 and March 31, 2025, respectively	546,093	543,244
Additional paid-in-capital	874,240,999	867,524,073
Treasury stock, at cost; 11,771,176 and 11,576,717 shares as of September 30, 2025 and March 31, 2025, respectively	(137,834,725)	(133,103,957)
Retained earnings	329,580,234	311,142,825
Total shareholders’ equity	1,066,532,601	1,046,106,185
Total liabilities and shareholders’ equity	$1,780,158,775	$1,778,660,280

Conference Call

A conference call to discuss the results will be held the same day at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-833-316-1983, or for international callers, 1-785-838-9310, and requesting to be joined into the Dorian LPG call. A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 11160261. The replay will be available until November 13, 2025, at 11:59 p.m. ET.

A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.

The information on our website does not form a part of and is not incorporated by reference into this release.

About Dorian LPG Ltd.

Dorian LPG is a leading owner and operator of modern Very Large Gas Carriers (“VLGCs”) that transport liquefied petroleum gas globally. Our current fleet of twenty-seven modern VLGCs includes twenty ECO VLGCs, five dual-fuel ECO VLGCs, and two modern VLGCs.

Forward-Looking and Other Cautionary Statements

The cash dividends referenced in this release are irregular dividends. All declarations of dividends are subject to the determination and discretion of our Board of Directors based on its consideration of various factors, including the Company’s results of operations, financial condition, level of indebtedness, anticipated capital requirements, contractual restrictions, restrictions in its debt agreements, restrictions under applicable law, its business prospects and other factors that our Board of Directors may deem relevant. The Board of Directors, in its sole discretion, may increase, decrease or eliminate the dividend at any time.

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

Contact Information

Ted Young

Chief Financial Officer

+1 (203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.